Exhibit 10(f)

Form of 2007 Amended and Restated Restricted Stock Unit Award Agreement (Canadian Version) of David Clanachan and Stephen Johnston (Compliance with Section 409A of the Internal Revenue Code)

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Canadian Version)

(with related Dividend Equivalent Rights)

Tim Hortons Inc.

            , 2007

THIS AGREEMENT was originally made effective as of the     day of             , 2007 (the “Date of Grant”) among Tim Hortons Inc., a Delaware corporation (the “Company”), The TDL Group Corp., a Nova Scotia Company (the “Employer”) and              (the “Grantee”) (collectively, the “Parties”) and is hereby amended and restated in its entirety effective as of             , 2008.

WHEREAS, the Company has adopted the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, pursuant to Section 4.2 of the Plan, the Committee has determined to grant to the Grantee on the Date of Grant an Award of Restricted Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries;

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the Award;

WHEREAS, the Company has determined that the Grantee is subject to the tax laws of the United States; and

WHEREAS, pursuant to Section 12 of the Agreement, the Parties desire to amend and restate this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the Parties agree as follows:

1.	Award.

1.1

The Company hereby grants to the Grantee in respect of employment services provided by the Grantee to the Employer in 2007 an award (the “Award”) of              Restricted Stock Units with an equal number of related Dividend Equivalent Rights. The Restricted Stock Units and related Dividend Equivalent Rights granted pursuant to the Award were subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof. Subject to Section 6 hereof, each Restricted Stock Unit represents the right to receive, at the option of the

Company, (i) one (1) Share from the Company or (ii) cash delivered to a broker to acquire one (1) share on Grantee’s behalf, in any case at the time and in the manner set forth in Section 7 hereof.

1.2	Each Dividend Equivalent Right represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Share represented by the Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any amount related to cash dividends shall be converted into additional Restricted Stock Units based on the Fair Market Value of a Share on the date such dividend is made. Any additional Restricted Stock Units granted pursuant to this Section shall be subject to the same terms and conditions applicable to the Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 8, inclusive, of this Agreement. In the event that a Restricted Stock Unit is forfeited pursuant to Section 6 hereof, the related Dividend Equivalent Right shall also be forfeited. Fractional Restricted Stock Units may be generated upon the automatic settlement of Dividend Equivalent Rights into additional Restricted Stock Units and upon the vesting of a portion of a Restricted Stock Unit award (see Section 3). These fractional Restricted Stock Units continue to accrue additional Dividend Equivalent Rights and accumulate until the fractional interest is of sufficient value to acquire an additional Restricted Stock Unit as a result of the settlement of future Dividend Equivalent Rights, subject to adjustment upon the vesting of a portion of the underlying Restricted Stock Unit award (See Section 3). The Human Resource and Compensation Committee (“Committee”) shall determine appropriate administration for the tracking and settlement of Dividend Equivalent Rights, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties.

1.3	This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations, rules, etc. of the Committee in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Restricted Stock Units and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.	Vesting.

Except as otherwise provided in this Agreement, one-third ( 1/3) of the number of Restricted Stock Units granted hereunder vested on             , 20     and one-third ( 1/3 ) of the number of Restricted Stock Units granted hereunder shall vest on each of             , 20     and             , 20    . Fractional Restricted Stock Units may be generated and/or adjusted upon the vesting of one-third of the Restricted Stock Units awarded under this Agreement. See Section 7 regarding settlement of fractional Restricted Stock Units.

4.	Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled or if the Grantee is terminated without Cause in connection with the disposition of one or more restaurants or other assets of the Company or its Subsidiaries or the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination. For purposes of this Agreement, (a) Retirement shall mean termination of employment after attaining age 60 with at least 10 years of service (as defined in the Company’s qualified retirement plans) other than by death, Disability or for Cause, and (b) the word “terminate” or “termination” in connection with the Grantee’s employment shall mean the Grantee’s “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

5.	Effect of Change in Control.

In the event of a Change in Control, which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6.	Forfeiture of Stock Units.

Except as otherwise provided in this Agreement, any and all Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(a)	the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b)	the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Satisfaction of Stock Units.

In order to satisfy Restricted Stock Units after vesting pursuant to this Agreement, the Company shall, at its option either (i) issue treasury Shares to the Grantee (or, if applicable, the Grantee’s estate); (ii) deliver cash to a broker designated by the Company who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market; or (iii) any combination of the above.

The aggregate number of Shares issued by the Company or purchased by a broker for delivery to the Grantee at any particular time pursuant to this Section 7 shall correspond to the number of Restricted Stock Units that become vested on the vesting date, with one (1) Restricted Stock Unit corresponding to one common Share, subject to any withholding as may be required under Section 10 of this Agreement, notwithstanding any delay between a vesting date and the settlement date. Fractional Shares may be issued or delivered upon settlement of vested Restricted Stock Units. All parties understand, acknowledge and agree that fractional Shares cannot be traded in the public markets, and therefore, any fractional Share issued or delivered to Grantee upon settlement of a vested Restricted Stock Unit, after taking into account the reduction to the number of Shares as required under Section 10 of this Agreement, if applicable, will ultimately be settled in cash when the Grantee sells shares through the Plan Administrator or transfers Shares out of the Plan Administrator’s system. The Committee shall determine appropriate administration for the settling of vested Restricted Stock Units, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties. As used herein, “Plan Administrator” shall mean the party engaged by the Company to administratively track awards and accompanying Dividend Equivalent Rights granted under the Plan, as well as handle the process of vesting and settlement of such awards.

The Company will satisfy its obligations in this Section 7 on each vesting date or as soon as administratively practicable but no later than the later of (a) December 31 of the year in which the vesting date occurs or (b) sixty (60) days after such vesting date. Notwithstanding the foregoing, with respect to Restricted Stock Units that become vested pursuant to Section 4 (other than as a result of the Grantee’s death), if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date the Grantee’s employment terminates and settlement of such Restricted Stock Units is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then the Company shall satisfy its obligations in this Section 7 by the later of (i) the date otherwise required by this Section 7 or (ii) the first business day of the calendar month following the date which is six (6) months after the date the Grantee’s employment terminates.

Any of the Company’s obligations in this Section may be satisfied by the Company or the Employer.

8.	Execution of the Award.

The grant of the Restricted Stock Units and Dividend Equivalent Rights to the Grantee pursuant to the Award was conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than             , 20     (the “Grantee Return Date”); provided that if the Grantee’s Restricted Stock Units that would otherwise vest pursuant to Section 4 or 5 before the Grantee

Return Date, this requirement shall be deemed to have been satisfied immediately before such vesting.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

10.	Withholding of Taxes.

Prior to (i) the delivery to the Grantee (or the Grantee’s estate, if applicable) of treasury Shares or (ii) the delivery of cash to a broker to purchase and deliver Shares, in each case pursuant to Sections 1 and 7 hereof, the Company or the Employer, as the case may be, shall be entitled to withhold from such Shares or cash, as the case may be, an amount of Shares or cash having an aggregate equivalent value equal to the applicable income taxes and other amounts as may be required by law or, if it so determines, relevant governmental administrative practice, to be withheld by the Company or the Employer, as the case may be, with respect to the delivery of such Shares or cash and shall be entitled to make other appropriate arrangements in connection with the required withholding obligations. Fractional Shares may be issued or delivered and/or adjusted upon the withholding of taxes in accordance with this Section 10, and the settlement of the Restricted Stock Units into Shares will be adjusted by the amount of the withholding, including by the fractional Shares generated and/or adjusted upon the withholding transaction. Any fractional Shares will ultimately be paid or settled in cash in accordance with Section 7 of this Agreement. Additional fractional Shares may continue to accrue and be added to existing fractional Shares upon future vesting and settlement of Restricted Stock Units (in accordance with the terms of this Agreement) if vested Shares remain in the Plan Administrator’s system.

11.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings attributed to such terms in the Plan.

12.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.	Language

The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les Parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes,soient rédigés en langue anglaise seulement.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

18.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

19.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

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TIM HORTONS INC.

by
Name:
Title:

The TDL Group Corp.

by
Name:
Title:

GRANTEE

by